Exhibit 99.1

           Geron Corporation Announces Exercise of Warrants for $15.0 Million of Proceeds


    MENLO PARK, Calif.--(BUSINESS WIRE)--Feb. 27, 2007--Geron Corporation (Nasdaq:GERN) today announced the exercise of warrants to purchase 1,875,000 shares of common stock at $8.00 per share for gross proceeds of $15.0 million. The exercised warrants were issued to institutional investors in connection with the financing announced in December 2006 and had an expiration date of February 28, 2007.

    In conjunction with this warrant exercise, the company issued to the institutional investors new warrants to purchase 1,125,000 shares of common stock, at a premium, exercisable from June 2007. The new warrants are substantially the same as the A Warrants issued in the December financing.

    Geron is a biopharmaceutical company focused on developing and commercializing products predicated on three proprietary technologies: therapeutics for oncology that target telomerase; drugs that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and cell-based therapies derived from human embryonic stem cells for applications in multiple chronic diseases. For more information, visit www.geron.com.


    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765
             Chief Financial Officer
             info@geron.com
             or
             Noonan Russo
             David Schull, 858-717-2310 (Media)
             david.schull@eurorscg.com
             Matthew Haines, 212-845-4235 (Investors) matthew.haines@eurorscg.com